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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-9874 and 333-55835 of Owosso Corporation on Form S-8 and Registration Statement 33-99526 of Owosso Corporation on Form S-3 of our report dated December 5, 2003 (February 10, 2004 as to Note 19), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting for goodwill and an explanatory paragraph relating to Owosso Corporation's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Owosso Corporation for the year ended October 26, 2003.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Rochester, New York
February 10, 2004